Exhibit 4.7

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

To [______________]:

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of ordinary shares, par value NIS 0.1 (the “Ordinary Shares”), of Magal Security Systems Ltd. (the “Company”).

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., Eastern Time, on [____________], the last business day prior to the scheduled expiration date of the Subscription Rights Offering of [____________].

This will instruct you whether to exercise Subscription Rights to purchase Ordinary Shares distributed with respect to the Ordinary Shares held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of Subscription Rights Certificates.”

Box 1. ☐  Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Ordinary Shares.

Box 2. ☐  Please EXERCISE SUBSCRIPTION RIGHTS for Ordinary Shares as set forth below.

The number of Subscription Rights for which the undersigned gives instructions for exercise under the Basic Subscription Right should not exceed the number of Subscription Rights that the undersigned is entitled to exercise.

	Number of Ordinary Shares		Per Share Subscription Price		Payment
Basic Subscription Right:	x	$	[___]	=	$

Oversubscription Right:	x	$	[___]	=	$

Total Payment Required:					$

Box 3. ☐  Payment in the following amount is enclosed $_____________ .

Box 4. ☐  Please deduct payment from the following account maintained by you as follows:

Type of Account		Account No.

Amount to be deducted:	$

Date:

Signature(s)

Please type or print name(s) below